Exhibit 99.1

Google Announces Disclosure Framework Relating to Motorola Mobility

MOUNTAIN VIEW, Calif. (June 26, 2012) - Google Inc. (NASDAQ: GOOG) announced that it has posted a short presentation focusing on the general framework of Google’s financial disclosure to incorporate the results of former Motorola Mobility Holdings, Inc. following its acquisition by Google on May 22, 2012. For further information regarding today’s post, please visit investor.google.com.

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Contact:

Willa Lo

Investor Relations

+1-650-214-3381

wlo@google.com